


                 LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                          Six Months                Three Months
                                        Ended June 30               Ended June 30
PRIMARY                               1994         1993            1994        1993
Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ------------- 103,749,231  101,312,000     103,954,236 103,127,193
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) --     696,669      789,304         663,047     739,596
       Total shares
         outstanding ----------- 104,445,900  102,101,304     104,617,283 103,866,789

FULLY DILUTED
Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ------------- 103,749,231  101,312,000     103,954,236 103,127,193
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) --------     761,544      807,840         747,263     739,596
       Total shares
         outstanding ----------- 104,510,775  102,119,840     104,701,499 103,866,789

DOLLAR INFORMATION (000's omitted
Income before the
  cumulative effect of
  accounting change ------------    $197,787     $196,226        $ 46,802    $127,216
Cumulative effect of
  accounting change ------------        --        (96,431)           --          --
       Net Income --------------    $197,787     $ 99,795        $ 46,802    $127,216

PER SHARE INFORMATION
Primary:
  Income before the
    cumulative effect of
    accounting change ----------       $1.89        $1.92           $ .45       $1.22
  Cumulative effect of
   accounting change ----------          --           (94)            --          --
         Net Income ----------         $1.89        $ .98           $ .45       $1.22
Fully Diluted:
  Income before the
    cumulative effect of
    accounting change ----------       $1.89        $1.92           $ .45       $1.22
  Cumulative effect of
    accounting change ----------         --          (.94)            --          --
         Net Income ------------       $1.89        $ .98           $ .45       $1.22

Notes:  1.     Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the Series A, E and F Preferred Stock.

        2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it was immaterial.

